Exhibit 99

Madison Gas and Electric Co. Completes Its Reorganization
into a Holding Company, MGE Energy, Inc.

Madison, Wis., Aug. 12, 2002--Madison Gas and Electric Co.'s (MGE) formation of a holding company became effective today. The new holding company, MGE Energy, Inc. (MGE Energy), exchanged shares of its common stock on a one-for-one basis for the outstanding common stock of MGE pursuant to an Agreement and Plan of Share Exchange. MGE is now a wholly-owned subsidiary of MGE Energy and accounts for 99.7% of the assets of the new company. MGE Energy's common stock is quoted on the Nasdaq National Market under the new trading symbol "MGEE."

The Share Exchange Agreement was approved by the shareholders of MGE at its annual meeting, which was held on May 14, 2002. All other regulatory approvals, including the approval from the Public Service Commission of Wisconsin and the Federal Energy Regulatory Commission, were also received.

The holding company was formed to provide:

- Additional flexibility for financing new generation assets so that MGE can adapt to changes in the energy industry.

- Investment opportunities, which are related to MGE's core utility business or which may benefit the service territory but will not be subject to public utility regulation.

MGE's primary focus will continue to be to service its core utility customers.

"We are a community-focused energy company and do not see that changing as a result of our holding company transaction," said Gary J. Wolter, Chairman, President and Chief Executive Officer of MGE Energy and MGE. "Our company is built on a solid tradition of dividend income and stock price appreciation. MGE Energy remains committed to these values."

The MGE Energy corporate structure includes the following:

- MGE - A regulated utility providing natural gas and electric service in south-central Wisconsin.

- MGE Construct, LLC - Formed to provide construction services for building new generation assets to meet the needs of MGE customers.

- MGE Power, LLC - Formed to own new generating assets required to meet MGE's growing customer demand. MGE Power plans to sell the electricity to MGE through long-term leases. The financial markets favor long-term leases for new generation, and MGE customers will benefit from competitive, stable electric rates that remain under state regulation.

- Central Wisconsin Development Corp. - Provides planning, financing, property acquisition and related services that promote growth in MGE's service area.

- MAGAEL, LLC - Holds title to properties acquired for future utility plant expansion and non-utility property.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to more than 128,000 customers in Dane County, Wisconsin (250 square miles) and purchases, transports and distributes natural gas to nearly 123,000 customers in seven south-central and western Wisconsin counties (1,375 square miles). MGE has served the Madison area since 1896.